UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2006

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Section 8. Other Events

Item 8.01 Other Events

In accordance with a 2003 Kansas Corporation Commission (“KCC”) order, we filed applications with the KCC on May 2, 2005 for it to review our retail electric rates. On December 28, 2005, the KCC issued an order, affirmed on reconsideration, authorizing changes in our rates and approving various other changes to our rate structures. These changes are described in our 2005 Annual Report on Form 10-K. In April 2006, interveners to the rate reviews filed appeals with the Kansas Court of Appeals challenging various aspects of the KCC’s order. On July 7, 2006, the Kansas Court of Appeals reversed and remanded for further consideration by the KCC three portions of the KCC’s order. The balance of the KCC’s order was upheld.

The Kansas Court of Appeals held: (1) the KCC’s order permitting a transmission delivery charge, in the circumstances of this case, violated Kansas statutes authorizing a transmission delivery charge, (2) the KCC’s order permitting recovery of terminal net salvage, adjusted for inflation, was not supported by substantial competent evidence, and (3) the KCC’s order, which reversed a prior KCC order on ratemaking issues related to the La Cygne 2 sale/leaseback transaction, failed to give sufficient justification for changing the prior ruling on this issue and was thus unreasonable, arbitrary and capricious.

At this time, we are unable to predict the impact of the decisions by the Kansas Court of Appeals or when we will be able to determine such impact. All of the parties can both petition for rehearing by the Kansas Court of Appeals or appeal to the Kansas Supreme Court. We are evaluating whether to take one or both of these actions.

If there is no rehearing or appeal of the decision of the Kansas Court of Appeals, or if such decision stands after rehearing or appeal, on remand the KCC will consider further the portions of its order that were reversed. We are unable to predict the actions the KCC may take on the relevant issues.

As to the transmission delivery charge, we believe the relevant Kansas statutes provide a procedure for us to implement the transmission delivery charge that will satisfy the objections raised by the Kansas Court of Appeals. This procedure will result in the implementation of the transmission delivery charge after the rates in the proposed settlement of our pending transmission case with the Federal Energy Regulatory Commission become final.

As to the recovery of terminal net salvage, adjusted for inflation, the KCC could consider additional evidence to support its decision, but we are unable to predict whether the KCC will take this action or whether this evidence would meet the legal standard set forth in the decision by the Kansas Court of Appeals. We are currently recovering approximately $29 million annually related to terminal net salvage. If we cannot recover this amount, the impact would likely be an annual decrease of approximately $29 million in cash flow. We currently believe there would be no impact on earnings. We would likely have an obligation to refund revenues collected under this provision of the KCC order from February 2006 until revised rates become effective.

As to the ratemaking issues related to La Cygne 2 sale/leaseback transaction, we believe the decision of the Kansas Court of Appeals outlines the actions necessary for the KCC to address the objections raised in the decision. We are unable to predict whether the KCC will take this action. If the KCC fails to do so, the impact would be an annual decrease of approximately $8 million in our revenues. We would likely have an obligation to refund revenues collected under this provision of the KCC order from February 2006 until revised rates become effective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: July 12, 2006	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel, and Corporate Secretary